EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, no par value per share, of Investors Title Company and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Date:           October ___, 2015

AIR-T, INC. By: /s/ Nicholas J. Swenson Nicholas J. Swenson Chief Executive Officer
GROVELAND CAPITAL LLC By: /s/ Nicholas J. Swenson Nicholas J. Swenson Managing Member
GROVELAND MASTER FUND LTD. By: /s/ Nicholas J. Swenson Nicholas J. Swenson Chief Executive Officer

/s/ Nicholas J. Swenson Nicholas J. Swenson
/s/ Seth Barkett Seth Barkett
GRIZZLYROCK CAPITAL, LLC By: /s/ Kyle Mowery Kyle Mowery Managing Member
GRIZZLYROCK GP, LLC By: /s/ Kyle Mowery Kyle Mowery Managing Member
GRIZZLYROCK VALUE PARTNERS LP By GrizzlyRock GP, LLC as General Partner By: /s/ Kyle Mowery Kyle Mowery Managing Member
/s/ Kyle Mowery Kyle Mowery
VIVALDI ASSET MANAGEMENT, LLC By: /s/ Randal Golden Randal Golden Chief Financial Officer

VIVALDI HOLDINGS, LLC By: /s/ Randal Golden Randal Golden Manager